Registration No. 333-257482

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

(POST-EFFECTIVE AMENDMENT NO. 1)

UNDER THE SECURITIES ACT OF 1933

ATAIBECKLEY INC.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

c/o atai Life Sciences US, Inc.
c/o Industrious NYC
250 West 34th Street
New York, NY 10119
(Address of Principal Executive Offices) (Zip Code)

ATAIBECKLEY INC. 2021 INCENTIVE AWARD PLAN
2020 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN
(Full Title of the Plans)

Ryan Barrett
Chief Legal and Business Officer
c/o atai Life Sciences US, Inc.
c/o Industrious NYC
250 West 34th Street
New York, NY 10119+1 929 207 2670
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Nathan Ajiashvili Brian R. Umanoff Kaj Nielsen Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Ryan Barrett Chief Legal and Business Officer AtaiBeckley Inc. Prof. J.H. Bavincklaan 7 1183 AT Amstelveen The Netherlands +31 20 793 2536

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by AtaiBeckley Inc., a Delaware corporation (“Atai Delaware” or the “Registrant”), as successor issuer to atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”) and Atai Beckley N.V. (f/k/a atai Life Sciences N.V.), a Dutch public company (“atai Netherlands”).  On December 30, 2025, (i) atai Netherlands merged with and into atai LuxCo (the “LuxCo Merger”) and (ii) atai LuxCo consummated the conversion (the “Delaware Conversion”) of atai LuxCo into a corporation incorporated under the laws of the State of Delaware, as part of the previously announced plan to change the corporate domicile of the registrant from the Netherlands to the United States via Luxembourg (the LuxCo Merger and the Delaware Conversion, together, the “Redomiciliation Transaction”). Pursuant to the Redomiciliation Transaction, as approved by shareholders on November 4, 2025, each ordinary share of atai Netherlands, par value €0.10 per share (each, an “atai Netherlands Ordinary Share”), was exchanged for one ordinary share of atai LuxCo, €0.10 par value per share (each, an “atai LuxCo Ordinary Share”). As a result of the Delaware Conversion, each atai LuxCo Ordinary Share automatically converted by operation of law to one share of common stock, par value $0.01 per share, of Atai Delaware (“Atai Delaware Common Stock”).

In connection with the Redomiciliation Transaction, Atai Delaware assumed atai Netherlands’ existing obligations in connection with awards granted under atai Netherlands equity incentive plans, assumed and amended such plans and amended such awards as necessary to provide for the issuance of shares of Atai Delaware Common Stock rather than atai Netherlands Ordinary Shares upon the exercise of awards. This Post-Effective Amendment pertains to the adoption by Atai Delaware of the following registration statement on Form S-8 (the “Registration Statement”): Registration No. 333-257482. Atai Delaware hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to the Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Atai Delaware hereby incorporates by reference the following documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of atai Netherlands on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

(b)
Quarterly Reports of atai Netherlands on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 14, 2025, August 14, 2025, and November 12, 2025, respectively;

(c)
Current Reports on Form 8-K of atai Netherlands filed with the SEC on January 10, 2025 (other than Item 7.01 and Exhibit 99.1), January 24, 2025, February 13, 2025 (other than Item 7.01 and Exhibit 99.1), April 30, 2025, May 8, 2025, May 21, 2025, June 2, 2025 (other than Item 7.01 and Exhibit 99.1), July 1, 2025 (other than Item 7.01 and Exhibits 99.1, 99.2 and 99.3), September 23, 2025 (other than Item 7.01 and Exhibit 99.1), September 29, 2025, October 10, 2025, October 16, 2025 (other than Item 7.01 and Exhibit 99.1), October 20, 2025 (other than Item 2.02, 7.01 and Exhibit 99.1), October 21, 2025 (other than Item 7.01 and Exhibit 99.1), October 27, 2025, November 4, 2025, November 5, 2025 (other than Item 7.01 and Exhibit 99.1), and November 5, 2025; and

(d)
The description of Atai Delaware Common Stock that is contained in atai LuxCo’s Registration Statement on Form S-4 filed on September 22, 2025 and declared effective by the SEC on September 24, 2025, including any amendment or report filed for the purpose of updating such description.

All reports that Atai Delaware subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment, which indicate that all securities offered hereunder have been sold or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Atai Delaware is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as directors and officers, except where (i) a director or officer breached his or her duty of loyalty to the corporation or its stockholders, (ii) a director or officer failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (iii) a director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, (iv) a director or officer obtained an improper personal benefit and (v) an officer is liable in any action by or in the right of the corporation. The certificate of incorporation of Atai Delaware eliminates the personal liability of Atai Delaware directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”) by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable to indemnification in derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) and no indemnification is permitted to be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper. The DGCL also permits the advancement of expenses incurred by a director or officer in defense of an action, suit or proceeding, and, under certain circumstances, mandates the indemnification of such expenses. Furthermore, the DGCL provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The certificate of incorporation of Atai Delaware and bylaws of Atai Delaware provide for the indemnification of directors and certain officers to the fullest extent permitted under the DGCL.

Atai Delaware has also entered into certain indemnification agreements with its directors and executive officers. The indemnification agreements provide Atai Delaware’s directors and executive officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, Atai Delaware also maintains a directors’ and officers’ insurance policy that insures the directors and officers of Atai Delaware against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Atai Delaware certificate of incorporation, bylaws or otherwise.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

EXHIBIT

3.1	Certificate of Incorporation of the Registrant (filed herewith).

3.2	Bylaws of the Registrant (filed herewith).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

23.3	Consent of PricewaterhouseCoopers LLP, independent auditors (filed herewith).

24.1	Power of Attorney (included on signature page).

99.1	AtaiBeckley Inc. 2021 Incentive Award Plan (filed herewith).

99.2
2020 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Acton, Massachusetts, on this 30th day of December, 2025.

ATAIBECKLEY INC.

By:	/s/ Ryan Barrett
Ryan Barrett
Chief Legal and Business Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ryan Barrett and Jarett Schultz, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement amended by this Post-Effective Amendment, and to file this Post-Effective Amendment, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Srinivas Rao	Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2025
Srinivas Rao

/s/ Anne Johnson	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	December 30, 2025
Anne Johnson

/s/ Christian Angermayer	Chairman and Director	December 30, 2025
Christian Angermayer

/s/ Scott Braunstein	Director	December 30, 2025
Scott Braunstein

/s/ Cosmo Feilding-Mellen	Director	December 30, 2025
Cosmo Feilding-Mellen

/s/ Laurent Fischer	Director	December 30, 2025
Laurent Fischer

/s/ John Hoffman	Director	December 30, 2025
John Hoffman

/s/ Sabrina Martucci Johnson	Director	December 30, 2025
Sabrina Martucci Johnson

/s/ Amir Kalali	Director	December 30, 2025
Amir Kalali

/s/ Andrea Heslin Smiley	Director	December 30, 2025
Andrea Heslin Smiley

/s/ Robert Hershberg	Director	December 30, 2025
Robert Hershberg